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                                                               EXHIBIT (b)(3)(i)

                             UNDERWRITING AGREEMENT



AGREEMENT made this___10th___ day of ____August_____, 1995, by and between North American Security Life Insurance Company ("Security Life"), a Delaware corporation, and NASL Financial Services, Inc. ("NASL Financial"), a Massachusetts corporation.


                                   WITNESSETH:


                  WHEREAS, Security Life has established a separate account entitles NASL Variable Life Account for the purpose of issuing certain variable life insurance contracts ("Contracts");

                  WHEREAS, Security Life wishes to arrange for the underwriting of the Contracts through NASL Financial in conformity with the requirements of the Securities and Exchange Act of 1934 ("1934 Act"); and

                  WHEREAS, NASL Financial is registered with the Securities and Exchange Commission ("SEC") as a broker-dealer under the 1934 Act and is a member of the National Association of Securities Dealers, Inc. ("NASD");

Now, THEREFORE, the parties hereto agree as follows:

1. Security Life hereby appoints NASL Financial as the principal underwriter of, and its exclusive representative for the distribution of, the Contracts, and NASL Financial hereby agrees to use its best efforts to arrange for the sale of Contracts by other broker-dealers registered under the 1934 Act. NASL Financial agrees to assist such broker-dealers and their associated persons to the extent that and in such manner as NASL Financial shall deem appropriate in order to enhance the sale of Contracts and the payment of purchase payments thereunder.

2. With the consent of Security Life, NASL Financial may execute agreements with other broker-dealers duly qualified under applicable Federal and State laws to offer and sell the contracts, which agreements shall contain such terms and conditions as NASL Financial shall deem appropriate. Such agreements may provide that any confirmation required to be sent in connection with the issuance of Contracts or the receipt of purchase payments thereunder will be sent by Security Life or its designee.

3. Security Life (or its designee) will prepare and maintain all books and records relating to the Contracts including such books and records as NASL Financial is required to maintain under the 1934 Act to the extent such requirements are applicable to variable life insurance contracts. For purposes of the Agreement, books and records maintained for NASL Financial shall be deemed to be the property of NASL Financial and shall be subject at all times to examination by the SEC in accordance with Section 17 (a) of the 1934 Act.
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4.   NASL Financial will not accept or receive on behalf of Security Life any
     Contract purchase Payment. NASL Financial will not permit any other broker-dealer to participate in the distribution of the Contracts unless such broker-dealer agrees that (i) it will not accept any Contract purchase payment other than the first and (ii) it will not accept any first purchase payment unless made payable to Security Life or its designee. Such broker-dealer must also agree to forward promptly to Security Life at the service office designated by it any first purchase payment received by such broker-dealer together with a completed Contract application. Security Life reserves the right to reject any application for any lawful reason provided similarly situated risks are treated in a consistent manner and unfair discrimination is avoided.

5. Security Life will furnish to NASL Financial currently effective prospectuses relating to Contracts in such numbers as NASL Financial may reasonably require from time to time, the cost of printing such prospectuses to be borne by NASL Financial. NASL Financial shall be responsible for the preparation at its own expense of sales materials relative to the Contracts and agrees to use its best efforts to obtain any approvals or clearances required from NASD or other regulatory authorities with respect to such sales materials. Any sales materials prepared by NASL Financial must be approved by Security Life prior to their use.

6. All commissions payable to authorized persons in connection with Contract sales shall be paid by or on behalf of NASL Financial in accordance with the terms of the applicable agreement with such persons then in effect.

7. As compensation for the expenses incurred and services performed by NASL Financial hereunder, Security Life will pay to NASL Financial such amounts as shall be from time to time agreed to in writing by the parties hereto.

8.   This Agreement may be terminated at anytime by either party hereto on sixty
     (60) days' written notice.

In WITNESS WHEREOF, the parties hereto have caused the Agreement to be executed on the day and year first above written.


                  NORTH AMERICAN SECURITY LIFE INSURANCE COMPANY


                  By:/s/ WILLIAM J. ATHERTON
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                           William J. Atherton, President


                  NASL FINANCIAL SERVICES, INC.


                  By:/s/WILLIAM J. ATHERTON
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                           William J. Atherton